Exhibit 3.2

Section 7 – Notice of Stockholder Business:

(a) At any annual meeting of the Stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, the business, including any nomination for election of directors, must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (ii) otherwise properly brought before the meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before the meeting by a stockholder who complies with the notice procedures set forth in this Section 7.

(b) For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must be a proper matter for stockholder action. To be timely, such notice must be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Alternatively, if the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely any such notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. In the event that the number of directors is increased and there is a public announcement of the increase or a public announcement naming all of the nominees for director at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall be considered timely if delivered within the time period described above. If such public announcement is made later, a stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(c) Any such notice by a stockholder shall set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, as they appear on the Corporation’s books, and of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of the capital stock of the Corporation which are beneficially owned by such stockholder and such beneficial owner, if any, and (iv) any material interest of such stockholder and such beneficial owner, if any, in such business. If a stockholder proposes the nomination for election of directors, such notice by the stockholder shall also set forth as to each person whom the stockholder proposes to nominate (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the capital stock of the Corporation which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 (“Exchange Act”) or any successor regulation thereto, including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and whether any person intends to seek reimbursement from the Corporation of the expenses of any solicitation of proxies should such person be elected a director of the Corporation. No person shall be entitled to receive reimbursement from the Corporation of the expenses of a solicitation of proxies for the election as a director of a person named in such notice unless such notice states that such reimbursement will be sought from the Corporation.

(d) Only such business shall be conducted at a special meeting of Stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of Stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the board of directors or (ii) by a stockholder who complies with the notice procedures set forth in this Section 7. In the event the Corporation calls a special meeting of Stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder may nominate a person or persons, as the case may be, for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder gives timely notice thereof to the Secretary of the Corporation in writing and setting forth the information required in the paragraph immediately above. To be timely, any such notice must be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(e) For purposes of this Section 7, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(f) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any annual or special meeting except in accordance with the procedures set forth in this Section. The chairman of the annual or special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section and, if he should so determine, he shall so declare to the meeting that any such business not properly brought before the meeting shall not be considered or transacted.

(g) Notwithstanding the foregoing provisions of this Section 7, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 7. Nothing in this Section 7 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of preferred stock to elect directors under specified circumstances.